Exhibit 99.1

First Horizon National Corp. Sells Merchant Processing Business to NOVA

MEMPHIS, Tenn., Jan 31, 2006 (PRIMEZONE via COMTEX News Network) — First Horizon National Corp. (NYSE:FHN) announced today that it has entered into a definitive agreement to sell its national merchant processing business, First Horizon Merchant Services (FHMS), to NOVA Information Systems (NOVA), a wholly owned subsidiary of U.S. Bancorp (NYSE:USB). As part of the agreement, First Horizon has also entered into an agreement that will offer NOVA’s merchant processing services to First Horizon’s current and prospective customers. The transaction, which is expected to close in the first quarter of 2006, is subject to customary approvals and closing conditions.

This transaction is expected to result in a pre-tax gain to FHN of approximately $340 million. FHN expects to use a portion of the net gain from the transaction to repurchase approximately four million shares of its common stock. The remaining proceeds are expected to be utilized primarily to execute earnings enhancement initiatives, increase the amount of shares repurchased, or provide extra capital for growth. Taken in their entirety, First Horizon expects the transactions to be accretive for 2006 and beyond and to provide support for its plans to create earnings enhancements in 2006.

“This accretive transaction allows First Horizon to immediately create shareholder value and continue to focus on our strategic businesses which leverage our ability to build strong relationships with our customers across all of our product lines,” said Ken Glass, First Horizon’s chairman and chief executive officer.

About First Horizon Merchant Services

First Horizon Merchant Services is part of First Horizon National Corp. (NYSE:FHN). FHMS, a provider of processing services for all major cards as well as most regional and national debit and Electronic Benefit Transfer (EBT) cards, is one of the most prominent processors of credit card payments for the travel and entertainment industry. FHMS is also a leading provider of transaction processing and bankcard acquiring services and provides the capability for check verification and check guarantee.

About First Horizon National Corp.

The 13,000 employees of First Horizon National Corp. provide financial services to individuals and business customers through hundreds of offices located in more than 40 states. The corporation’s three major brands — FTN Financial, First Horizon and First Tennessee - provide customers with a broad range of products and services including:

—	Capital markets, one of the nation’s top underwriters of U.S. government agency securities
—	Mortgage banking, one of the nation’s top 20 mortgage

originators and top 15 servicers, which earned a top-10 ranking in customer satisfaction from J.D. Power and Associates
—	Retail/commercial banking, with the largest market share in Tennessee and one of the highest customer retention rates of any bank in the country

FHN companies have been recognized as some of the nation’s best employers by AARP, Working Mother and Fortune magazines. FHN also was named one of the nation’s 100 best corporate citizens by Business Ethics magazine. More information can be found at www.fhnc.com.

About NOVA

NOVA Information Systems, a leader in the payment processing industry, is a wholly owned subsidiary of U.S. Bancorp (NYSE:USB). Combined, NOVA and its affiliates euroConex and Elan, provide global merchant processing services to financial institutions and customers in the United States, Canada, and Europe. NOVA offers integrated payment processing services to more than 800,000 merchants. For more information visit www.novainfo.com.

This news release was distributed by PrimeZone, www.primezone.com

SOURCE: First Horizon National Corporation

First Horizon National Corporation
Media:
Kim Cherry
(901) 523-4726

Investor:
Mark Yates
(901) 523-4068